Exhibit F

SCG FINANCIAL ACQUISITION CORP.

2013 EQUITY INCENTIVE PLAN

STOCK INCENTIVE AWARD AGREEMENT

1.

Grant of Option.   RMG Networks Holding Corporation (the "Company") hereby grants to the party identified below (the “Optionee”) an option to purchase the amount of shares of common stock of the Company set forth below (the “Shares”) on the terms and conditions set forth in this Agreement and the SCG Financial Acquisition Corp. 2013 Equity Incentive Plan (the “Plan”).  This option is granted as of the Grant Date set forth below.  A copy of the Plan is attached hereto as Exhibit A, and its provisions are incorporated into this Agreement by reference.  In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall govern. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Plan.

Optionee Name:	Gregory H. Sachs

Optionee Address:	Sachs Capital Group
520 Lake Cook Road, Suite 650
Deerfield, Illinois 60015

Number of Shares:	850,000

Exercise Price:	$8.10 per Share

Grant Date:	August 13, 2013

Vesting Base Date:	April 8, 2013

2.

Vesting Schedule.

Number of Shares	Vesting Date:
33.333%	On 1st Year Anniversary of Vesting Base Date
33.333%	On 2nd Year Anniversary of Vesting Base Date
33.334%	On 3rd Year Anniversary of Vesting Base Date

3.

Tax Status.   This option is a nonqualified stock option or an incentive stock option within the meaning of §422(b) of the Internal Code of 1986, as indicated:

[X]   Nonqualified Stock Option            [   ]   Incentive Stock Option

4.

Exercisability of Option.   At any time on and after the Vesting Base Date until the termination of this option (as provided in Section 5 of this Agreement), this option shall vest and become exercisable in accordance with the vesting schedule set forth above, so that the option shall be fully exercisable on the third anniversary of the Vesting Base Date set forth above.  Upon a Change in Control (as defined below), this option shall become fully vested and exercisable.  Shares subject to this option shall cease to vest at the time of termination of service of Optionee.  For purposes of the Plan, “Change in Control” means the occurrence of any of the following:

(i)   any one person, or more than one person acting as a group, acquires ownership of equity securities of the Company that, together with equity securities held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the equity securities of the Company; provided, however, that if any one person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the equity securities of the Company, the acquisition of additional equity securities by the same person or persons will not be considered a Change in Control under the Plan.  An increase in the percentage of equity securities of the Company owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its equity securities in exchange for property will be treated as an acquisition of equity securities of the Company for purposes of this clause (i); or

(ii)   any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by the person or persons) all or substantially all of the assets of the Company.

Notwithstanding anything to the contrary, any transaction in which the ownership interest in the Company of Donald Wilson (“Wilson”), entities or trusts owned or created on behalf of Wilson for him or his beneficiaries, other Wilson owned affiliates or DRW Commodities, LLC, is the only equity interest in the Company to change hands, shall not be treated as a Change in Control under the Plan.

5.

Termination of Option.   This option will no longer be exercisable on the 10th anniversary of the Vesting Base Date.

6.

Method of Exercise.   This option may be exercised only by delivery pursuant to Section 7 of this Agreement of an exercise notice specifying the election to exercise this option and the number of Shares for which it is being exercised. No exercise for fractional Shares shall be permitted.  Payment of the exercise price for the number of Shares for which the option is being exercised shall be made in accordance with Section 6 of the Plan.

7.

Notices.   Any notice or other communication under this Agreement must be in writing and shall be effective upon hand delivery; upon fax transmission to either party at the number provided below for that party, but only upon receipt by the transmitting party of a written confirmation of receipt; or three (3) business days after deposit in the U.S. mail, postage prepaid, certified or registered, and addressed to the Company at 500 North Central Expressway, Suite 175, Plano, Texas 75074, (Attention: Mr. Garry K. McGuire, President) or to Optionee at the address set forth on the front page hereof. Each party is obligated to notify the other in writing of any change in address. Notice of change of address shall be effective only when done in accordance with this section.

AGREED.

RMG Networks Holding Corporation

By:   /s/ Garry K. McGuire

Its:   Chief Executive Officer

Optionee:  By executing this Agreement, Optionee acknowledges receipt of a copy of the separate document titled “SCG Financial Acquisition Corp. 2013 Equity Incentive Plan,” which controls this Agreement, and agrees to be bound by the terms and conditions thereof. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or relating to the option.

/s/ Gregory H. Sachs                                                    Date:  August 13, 2013

Signature of Optionee

2